UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2010 (January 4, 2010)

UNITED NATURAL FOODS, INC.
(Exact Name of Registrant as Specified in Charter)
Delaware	000-21531	05-0376157
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
313 Iron Horse Way, Providence, RI 02908
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:   (401) 528-8634

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  On January 6, 2010, United Natural Foods, Inc., a Delaware corporation (the “Company”), announced that Daniel Atwood, who has been serving as the Company’s Senior Vice President, Chief Innovation Officer, will step down and leave the Company effective January 8, 2010.  The Company also announced that Michael Beaudry, who has been serving as the Company’s Senior Vice President, National Distribution, will leave the Company’s employ sometime during the next month after assisting Sean Griffin in his transition.  The Company is currently negotiating separation agreements with Mr. Atwood and Mr. Beaudry, which are generally expected to provide for base salary in effect as of the resignation date of each executive's employment with the Company, as well as certain medical benefits, for a period of one year following their leaving the Company in exchange for their agreement not to compete with the Company.

Item 8.01	Other Events.

On January 4, 2010, Sean Griffin joined the Company as Senior Vice President, National Distribution. Mr. Griffin comes to the Company with a background in operations, supply chain and sales. He began his career with Sysco Corporation in 1986 and has held various leadership positions in the foodservice distribution industry with U.S. Foodservice, Alliant Foodservice and Sysco Corporation.  Mr. Griffin joined Performance Food Group in 2003 as President of PFG – Springfield, MA rising to East Region Broadline President in 2008 where he managed over 10 divisions and $2 Billion in sales. Mr. Griffin will be managing the rollout of the Company’s new supply chain technology platform, national marketing, logistics and national sales. Additionally, Mr. Griffin will develop category management strategy, working closely with regional and corporate management.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED NATURAL FOODS, INC.

By:       /s/ Mark E. Shamber
Name:  Mark E. Shamber
Title:     Senior Vice President and
Chief Financial Officer

Date:  January 7, 2010